Exhibit 10.15
EXECUTIVE EMPLOYMENT AGREEMENT
FOR
VINCENT O’NEILL
This Executive Employment Agreement (the “Agreement”) is made between Iridium Communications Inc., a Delaware corporation (Iridium Communications”), and its wholly owned subsidiary, Iridium Satellite LLC, a Delaware corporation (together with Iridium Communications, the “Company”) and Vincent O’Neill (“Executive,” together with the Company, the “Parties”).
WHEREAS, the Company wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Company;
WHEREAS, the Company and Executive intend for this Agreement to supersede and replace in their entirety Executive’s offer letter dated September 3, 2014, and Executive’s promotion letter dated February 23, 2024 (collectively, the “Prior Agreements”); and
Whereas, the Company and Executive desire to enter into this Agreement to establish and govern the terms and conditions of Executive’s employment by the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1Position. Executive began serving as the Company’s Vice President, Financial Planning and Analysis on or about September 22, 2014. Executive was promoted to Senior VP, Financial Planning & Analysis effective April 1, 2024. Starting on January 1, 2025 (the “Start Date”), Executive shall serve as the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for as permitted in Section 5.1 below and except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
1.2Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Financial Officer, and such other duties as are assigned to Executive by the Company. Executive’s primary office location shall be the Company’s office in McLean, Virginia. Subject to the terms of this Agreement, the Company reserves the right to (i) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel, and (ii) modify Executive’s duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time, provided that such modifications are consistent with a Chief Financial Officer Role.
1.3Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
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1.4Vacation. Executive shall accrue six weeks PTO per year. Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.
2.Compensation.
2.1Base Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $410,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of 65% of Executive’s then current Base Salary (the “Target Bonus Amount”). Whether Executive receives an Annual Bonus for any given year, the form of such Annual Bonus (e.g., allocation between cash and equity), and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board of Directors of Iridium Communications (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”), based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board or Compensation Committee. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an Executive in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.
2.3Indemnification; D&O Coverage. The Company will provide indemnification to Executive as set forth in the Indemnification Agreement in the form attached hereto as Attachment A. In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer of the Company by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company to the fullest extent provided by such policies.
2.4Equity.
2.4.1Prior Equity Grants. Any prior Iridium Communications equity awards granted to Executive prior to the Start Date shall continue in effect from and following the Start Date in accordance with their existing terms.
2.4.2New Equity Grants. Subject to the approval of the Board or Compensation Committee, Executive will receive equity awards with an aggregate grant date fair value equal to approximately $1,500,000 (the “Equity Awards”). Such Equity Awards will be granted on or about March 1, 2025, pursuant to the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan or a successor plan (the “Equity Plan”) and the applicable award agreements, which Executive will be required to sign (the “Award Agreements” and together with the Equity Plan, the “Award Documents”). The Equity Awards will be subject to the terms and conditions set forth in the Award Documents, which will govern and control in all respects, and will be consistent with equity awards granted to other similarly situated executive employees.
2.5Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its Executives from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.
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3.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
4.Proprietary Information Obligations.
4.1Proprietary Information Agreement. As a condition of continued employment, Executive shall execute and abide by the Company’s standard form of Proprietary Information, Inventions, and Non-Solicitation Agreement (the “Proprietary Agreement”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.
4.2Third-Party Agreements and Information. Executive represents and warrants that Executive’s continued employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
5.Outside Activities and Non-Competition.
5.1Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.
5.2Non-Competition.
5.2.1During Executive’s employment by the Company and for a one-year period following the termination of Executive’s employment, Executive will not, without the express written consent of the Board, anywhere in the Restricted Territory (as defined below), directly or indirectly serve in a position or capacity, whether as an officer, director, stockholder, executive, partner, proprietor, investor, joint venturer, associate, representative, employee, or consultant: (a) of or with any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates, if such position or capacity is similar to Executive’s role with the Company at any time during the immediately preceding two year period (or upon termination of Executive’s employment, during the two year period immediately preceding the termination date) and directly or indirectly competes with the Company or its affiliates, or (b) that involves or is likely to involve using confidential or proprietary information obtained in Executive’s role with Company; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional
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securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Agreement. The Parties agree that for purposes of this Agreement, “Restricted Territory” means the 100 mile radius of any of the following locations: (i) any Company business location at which Executive has worked on a regular or occasional basis during the preceding year; (ii) Executive’s home if Executive works from home on a regular or occasional basis; (iii) any potential business location of the Company under active consideration by the Company to which Executive has traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer (as defined in the Proprietary Agreement); or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom Executive has been in contact in the preceding year are based.
5.2.2Executive acknowledges that Executive has read this Section 5.2 and understands it. Executive acknowledges that (a) Executive has the right to consult with counsel prior to signing this Agreement, (b) Executive will derive significant value from the Company’s agreement to provide Executive with confidential information to enable Executive to optimize the performance of Executive’s duties to the Company, and (c) that Executive’s fulfillment of the non-competition obligations contained in this Section 5.2 are necessary to protect the Company’s confidential information, and, consequently, to preserve the value and goodwill of Company. Executive agrees that (i) this Agreement does not prevent Executive from earning a living or pursuing Executive’s career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that Executive is entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Section 5.2 is ambiguous, unenforceable, or invalid, the Company and Executive agree that the court will read Section 5.2 as a whole and, to the extent permitted under applicable law, interpret such restriction to be enforceable and valid to the maximum extent allowed by law, and agree that this Section 5.2 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law, and Executive agrees to be bound by this Agreement as modified.
5.2.3If, after applying the provisions of subsection 5.2.2, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the Parties hereby agree that the 50 mile radius from any location at which Executive worked for the Company on either a regular or occasional basis during the one year immediately preceding termination of Executive’s employment with the Company shall be the geographic limitation relevant to the contested restriction.
5.2.4If Executive is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5.2 of this Agreement are in effect, Executive authorizes the Company to provide copies of this Agreement to Executive’s actual or prospective employer, partner, co-owner and/or others involved in managing the business with which Executive is or may become employed or associated and to make such persons aware of Executive’s obligations under this Agreement.
6.Termination of Employment; Severance and Change in Control Benefits.
6.1At-Will Employment. Executive will continue to be employed by the Company on an at- will basis, meaning either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.
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6.2Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason (as defined below), in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 7 below, and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the Company shall provide Executive with the following “Severance Benefits”:
6.2.1Severance Payments. Severance pay in the form of continuation of Executive’s final Base Salary for a period of 12 months following Executive’s termination date (the “Severance Period”), subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 8 below, the Severance Payments shall be made over the Severance Period on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.
6.2.2Health Care Payment. Severance pay in the form of a fully taxable cash payment in the amount of the monthly COBRA premium to continue Executive’s coverage at the same level of coverage that was in effect on Executive’s termination date (including coverage for Executive’s eligible dependents, if applicable) multiplied by 12, regardless of whether Executive or Executive’s dependents elect COBRA continuation coverage (such amount, the “Health Care Payment”). Subject to Section 8 below, the Health Care Payment shall be payable within 60 calendar days following the Release Effective Date and shall be subject to required payroll deductions and tax withholdings. For clarity, Executive may use the Health Care Payment for any purpose, which may include the cost of COBRA premiums, but Executive is not required to elect COBRA continuation coverage.
6.2.3Target Bonus Amount. Executive shall also receive an amount equal to the Target Bonus Amount for the year in which the Separation from Service occurs, pro-rated based on the date of termination (the “Target Bonus Amount”) in such allocation between cash and equity as determined in the sole discretion of the Company. Subject to Section 8 below, any cash portion of the Target Bonus Amount shall be payable in equal installments over the Severance Period on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any equity grants, and/or any such payments that are otherwise scheduled to be made prior to the Release Effective Date, shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For purposes of calculating the Target Bonus Amount, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.
6.3Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period, or Executive resigns for Good Reason at any time during the Change in Control Period, then provided such termination constitutes a Separation from Service, in lieu of (and not additional to) the Severance Benefits described in Section 6.2, and provided that Executive satisfies the Release Requirement in Section 7 below and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the
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Company shall instead provide Executive with the following (the “CIC Severance Benefits”). For the avoidance of doubt: (i) in no event will Executive be entitled to severance benefits under Section 6.2 and this Section 6.3, and (ii) if the Company has commenced providing Severance Benefits to Executive under Section 6.2 prior to the date that Executive becomes eligible to receive CIC Severance Benefits under this Section 6.3, the Severance Benefits previously provided to Executive under Section 6.2 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 6.3:
6.3.1CIC Severance Payment. Severance pay in the form of a lump sum payment in an amount equal to 12 months of Executive’s final Base Salary (the “CIC Severance Payment”). Subject to Sections 8 and 9 below, the CIC Severance Payment is payable within 60 calendar days following the Release Effective Date and subject to required payroll deductions and tax withholdings. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.
6.3.2CIC Health Care Payment. Severance pay in the form of a fully taxable cash payment in the amount of the monthly COBRA premium to continue Executive’s coverage at the same level of coverage that was in effect on Executive’s termination date (including coverage for Executive’s eligible dependents, if applicable) multiplied by 12, regardless of whether Executive or Executive’s dependents elect COBRA continuation coverage (such amount, the “CIC Health Care Payment”). Subject to Sections 8 and 9 below, the CIC Health Care Payment shall be payable within 60 calendar days following the Release Effective Date and shall be subject to required payroll deductions and tax withholdings. For clarity, Executive may use the CIC Health Care Payment for any purpose, which may include the cost of COBRA premiums, but Executive is not required to elect COBRA continuation coverage.
6.3.3CIC Target Bonus Amount. Executive shall also receive an amount equal to the Target Bonus Amount for the year in which the Separation from Service occurs (the “CIC Target Bonus Amount”). Subject to Sections 8 and 9 below, the CIC Target Bonus Amount shall be payable in a lump sum within 60 calendar days following the Release Effective Date and subject to required payroll deductions and tax withholdings. For purposes of calculating the Target Bonus Amount, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.
6.3.4CIC Equity Acceleration. Notwithstanding anything to the contrary set forth in any equity incentive plan or any award agreement, effective as of Executive’s employment termination date, the vesting and exercisability of all unvested time-based vesting equity awards then held by Executive shall accelerate such that all shares shall become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.
6.4Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and CIC Severance Benefits listed in Sections 6.2 and 6.3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.
7.Conditions to Receipt of Severance Benefits and CIC Severance Benefits. To be eligible for any of the Severance Benefits or CIC Severance Benefits pursuant to Sections 6.2 and 6.3 above, Executive
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must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company and consistent with the terms of this Agreement (the “Release”) within the applicable deadline set forth therein, but in no event later than 45 calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits or CIC Severance Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under Section 6.2 or Section 6.3 of this Agreement.
8.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the 60th date following the Separation from Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.
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9.Section 280G; Limitations on Payment.
9.1If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
9.2Notwithstanding any provision of Section 9.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
9.3Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
9.4If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined
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pursuant to clause (y) of Section 9.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
10.Definitions.
10.1Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (A) material breach of this Agreement, including the willful failure to substantially perform Executive’s duties hereunder; (B) willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, not inconsistent with the terms of this Agreement; (C) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of guilty or no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (D) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities hereunder; (E) breach of any written policies or procedures of the Company or its parent, subsidiary, or affiliated entities (the “Company Group”) that are applicable to Executive and that have previously been provided to Executive, which breach causes or is reasonably expected to cause material economic harm to any member of the Company Group; or (F) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or any of its affiliates (or any of their respective predecessors or successors), which, for the avoidance of doubt, shall not include any good faith disputes regarding immaterial amounts that relate to Executive’s expense account, reimbursement claims or other de minimis matters; provided, however, in the case of (A), (B) or (E) above, if any such breach or failure is curable, Cause shall occur only after Executive fails to cure such breach or failure to the reasonable satisfaction of the Board within 15 calendar days of the date the Company delivers written notice of such breach or failure to Executive. For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” unless such act is done or failed to be done intentionally and in bad faith.
10.2Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning described in the Company’s Equity Plan.
10.3Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the time period commencing one month before the effective date of a Change in Control and ending on the date that is 12 months after the effective date of a Change in Control.
10.4Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (A) a material reduction in the nature or scope of Executive’s responsibilities, duties or authority from those contemplated by this Agreement, provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (B) a material reduction in the then current Base Salary (for purposes of this paragraph, a “material” reduction is a reduction in Base Salary of at least 10%); (C) causing or requiring Executive to report to any person other than the CEO; (D) the relocation of Executive’s primary office to a location that is not within a 60 mile radius of the Company’s office in McLean, Virginia; or (E) any other breach by the Company of a material term of this Agreement, including but not limited to a breach of Section 13.7 by failing to cause any successor to the Company to expressly assume and agree to perform this Agreement; provided, that any such event described in (A) through (E) above shall not constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within 30 calendar days after Executive first learns of the existence of the circumstances giving rise to Good Reason, within 30 calendar days following the delivery of such Notice of Termination for Good Reason the Company has failed to cure the
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circumstances giving rise to Good Reason, and Executive’s resignation from all positions Executive then holds with the Company is effective not later than 30 calendar days following the end of the cure period.
11.GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF VIRGINIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN FAIRFAX COUNTY, VIRGINIA OR THE EASTERN DISTRICT OF VIRGINIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
12.JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.
13.General Provisions.
13.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
13.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will, to the extent permitted under applicable law, be reformed, construed, and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.
13.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
13.4Complete Agreement. This Agreement, together with the Proprietary Agreement and the Indemnification Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations, including without limitation under the Prior Agreements. It
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cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.
13.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.
13.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
13.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. This Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that, the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
13.8Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement to become effective as of the Start Date written above.

IRIDIUM COMMUNICATIONS INC.

By: /s/ Matthew Desch
MATTHEW DESCH
CHIEF EXECUTIVE OFFICER

EXECUTIVE
/s/ Vincent O’Neill
VINCENT O’NEILL
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